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                                                                   EXHIBIT 10.68


                         FINISHED GOODS SUPPLY AGREEMENT
                                  [(_________)]



     This Finished Goods Supply Agreement (the "Agreement") dated this 29th day of March, 2000 between Watson Pharmaceuticals, Inc., a Nevada corporation, ("Watson") and Halsey Drug Co., Inc., a New York corporation ("Halsey").

                                    RECITALS

     A. Watson and Halsey have entered into a Product Purchase Agreement and an Active Ingredient Supply Agreement, each of even date herewith, pursuant to which (i) Halsey has sold, and Watson has purchased the Product Assets, as defined in the Product Purchase Agreement, relating to an ANDA formulation for [___________________] and (ii) Halsey will manufacture and supply to Watson the active pharmaceutical ingredient [______________________].

     B. Watson and Halsey desire to establish a relationship, pursuant to which Halsey (or its appropriate Affiliates) will supply, and Watson (or its appropriate Affiliates) will purchase, the Commercial Products, as defined herein.

     In consideration of the foregoing premises, and the mutual covenants and obligations set forth herein, Halsey and Watson hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     1.1. "AFFILIATE" shall mean, with respect to any party, any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party. A person or entity shall be deemed to control a corporation (or other entity) if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity) whether through the ownership of voting securities, by contract or otherwise.

     1.2. "ANDA" shall mean the Abbreviated New Drug Application No. [____] for [___________________] filed with the FDA by Halsey and assigned to Watson or its Affiliate, and any supplements thereto.

     1.3. "COMMERCIAL PRODUCTS" shall mean either or both of the NDA and ANDA formulations of [______________________] in capsule form for oral administration, packaged, labeled and finished to meet the Commercial Product Specifications, and includes samples and trade packaging.

     1.4. "COMMERCIAL PRODUCT SPECIFICATIONS" shall mean the specifications for the relevant Commercial Product set forth in Exhibit A attached hereto, including (as applicable) statements of pharmaceutical manufacturing, Labeling, filling, Packaging, storage and quality control procedures, and labeling and packaging specifications (as such may be revised from time to time in accordance with the terms of this Agreement by written agreement executed by the parties).
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     1.5. "CONFIDENTIAL INFORMATION" shall mean, with respect to a party, all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or
(e) to have been independently developed by employees or agents of the other party without the use of such information disclosed by the disclosing party to the other party.

     1.6. "FDA" shall mean the United States Food and Drug Administration, and any successor agency thereto.

     1.7. "GMP" shall mean current Good Manufacturing Practices promulgated by the FDA, and their equivalent promulgated by the governing health authority of any other country in which the Commercial Products are manufactured by Halsey under this Agreement.

     1.8. "HALSEY INTELLECTUAL PROPERTY" shall mean the Intellectual Property obtained by, or licensed to, Watson under the Product Purchase Agreement.

     1.9. "INTELLECTUAL PROPERTY" shall mean Watson's and its Affiliates' rights existing as of the date hereof and as may be developed hereafter in and to all confidential or proprietary information, trade secrets, patent rights, technology, know-how, developments, improvements, techniques, data, methods, processes, instructions, formulae, recipes, drawings and specifications necessary to manufacture and supply the Commercial Product hereunder, and shall include the Halsey Intellectual Property.

    1.10. "LABEL", "LABELED" OR "LABELING" shall mean all labels and other written, printed or graphic matter upon (i) the Commercial Product or any container or wrapper utilized with the Commercial Product, or (ii) any written material accompanying the Commercial Product, including, without limitation, package inserts.

    1.11. "LIMITED WARRANTY" shall have the meaning defined in Section 2.6(c) hereof.

    1.12. "PACKAGING" shall mean all primary containers, including blisters, cartons, shipping cases or any other like matter used in packaging or accompanying the Commercial Products.

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    1.13. "PERSON" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

    1.14. RAW MATERIAL COST" shall mean the cost of raw materials used to manufacture the Commercial Products, determined in accordance with generally accepted accounting principles and consistent with Halsey's accounting practices for other products manufactured.

    1.15. "REGULATORY DOSSIERS" shall mean all registrations, permits, licenses, authorizations, approvals, presentations, notifications or filings (together with all applications therefor), which are filed with or granted by the governing health authority of any country, and which are required to develop, make, use, sell, import or export the Commercial Products, other than the Drug Master File.

                                   ARTICLE 2
                        MANUFACTURE, SUPPLY AND PURCHASE

     2.1. LICENSE GRANT. Watson hereby grants to Halsey a non-exclusive license to use and practice the Intellectual Property solely to manufacture the Commercial Products for Watson in accordance with the provisions of this Agreement. Watson makes no representation or warranty that the Intellectual Property licensed hereunder is sufficient to allow Halsey to perform its obligations hereunder. Except as provided in this Section 2.1, Halsey acknowledges that it has no intellectual property rights in the Commercial Products.

     2.2. SUPPLY AND PURCHASE OBLIGATIONS. During the applicable term of this Agreement, Halsey shall manufacture and supply formulations of [____________________] in capsule form for oral administration exclusively for Watson. Watson shall purchase its requirements of Commercial Product exclusively from Halsey unless Halsey fails to supply conforming Commercial Products as Watson orders pursuant to Section 2.5(c) below (subject to Section 2.5(b) below) for any two (2) out of four (4) consecutive calendar quarters. Watson shall have no obligation to purchase Commercial Products under this Agreement, except to the extent Watson provides to Halsey purchase orders pursuant to Section 2.5(c) below, provided however, that to the extent Watson purchases [____________________] from Halsey pursuant to the Active Ingredient Supply Agreement [(_________)] of even date herewith, it shall not use such [__________] except to supply Halsey for manufacture of Commercial Products hereunder (subject to Halsey's continued performance under this Agreement and as otherwise permitted under the Active Ingredient Supply Agreement).

     2.3. MANUFACTURING PRACTICES.

          (a) Commercial Product Specifications. Halsey shall manufacture, fill, package, label and warehouse the Commercial Products in conformity with the Commercial Product Specifications and in accordance with all applicable laws and regulations.

          (b) GMP. Halsey shall manufacture the Commercial Products in accordance with GMP and the Drug Master File. Halsey shall advise Watson of any proposed process changes outside the Drug Master File prior to their implementation by Halsey. Watson shall

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have the right, at its sole expense, to audit Halsey for compliance with GMP on reasonable notice during normal business hours at least once in each calendar year, and more often in Watson's reasonable discretion.

          (c) Active Pharmaceutical Ingredient. Halsey shall use as the active pharmaceutical ingredient [___________________] as instructed by Watson and may be either such ingredient manufactured by Halsey or supplied by a third party.

          (d) Certificates of Analysis. Halsey shall provide Watson with a certificate of analysis for each shipment of the Commercial Products manufactured and supplied hereunder based upon a reference standard established by Halsey and reasonably acceptable to Watson.

          (e) Quality Control Information. Upon the reasonable request of Watson, Halsey shall provide Watson with such information, including analytical and manufacturing documentation, requested by Watson regarding quality control of the Commercial Products supplied hereunder.

          (f) Packaging Control. In addition to its obligations pursuant to Sections 2.3(d) and (e), Halsey will evaluate and inspect each batch of Commercial Products in accordance with Packaging guidelines set forth in the Commercial Product Specifications and will provide Watson with a Commercial Product lot release.

          (g) Inspection. Watson, or its designee, may, at its own expense, with prior reasonable notice and during regular business hours, visit the facilities used by Halsey to manufacture Commercial Products to review the Commercial Product related records and the facilities.

          (h) Technical Requirements. In addition Halsey shall comply with the technical requirements set forth on Exhibit B.

     2.4. LABELING AND PACKAGING.

          (a) Labeling. Each Commercial Product and all Labeling, advertising and promotional material used in connection therewith, shall conform to the Commercial Product Specifications. Watson shall be responsible for ensuring the accuracy of all information contained on all Labels and Labeling for the Commercial Products and for the compliance of all such Labels and Labeling with applicable law. Should Watson desire or be required to make any change in any such Label or Labeling, Watson shall be responsible for the updating of all artwork and text associated with such change and providing such changes to Halsey or its Affiliates. Halsey shall make all necessary arrangements for such changed Labels or Labeling to be printed and shall provide to Watson printer's proofs for Watson's review. Watson shall promptly either provide Halsey any necessary corrections thereto or notify Halsey of its approval of such proofs. Watson shall reimburse Halsey for the cost of preparing the proofs of such new Labels or Labeling, as well as all other costs associated with such new Labels or Labeling.

          (b) Packaging. Halsey shall supply all Packaging and Labels for the Commercial Products under this Agreement and such Packaging and Labels shall be in accordance with the Commercial Product Specifications.

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     2.5. FORECASTS AND ORDERS.

          (a) Forecasts. Not less than forty-five (45) days prior to the first day of each calendar quarter, Watson shall prepare and provide Halsey with a written forecast of the estimated Commercial Product requirements of Watson and its Affiliates for each of the following four (4) calendar quarters. Such forecast shall constitute a binding purchase obligation of Watson with respect to the next upcoming quarter only.

          (b) Supply Obligation. Each calendar quarter, Halsey shall be required to manufacture, supply and deliver to Watson such quantities of Commercial Products as Watson orders pursuant to Section 2.5(c) below, up to one hundred and twenty-five percent (125%) of the quantity forecasted for such calendar quarter in the most recent forecast under Section 2.5(a) above. Halsey shall use its commercially reasonable efforts to manufacture, supply and deliver to Watson any quantities of Commercial Products as Watson orders pursuant to
Section 2.5(c) below, in excess of one hundred and twenty five percent (125%) of the quantity forecasted for such calendar quarter in the most recent forecast under Section 2.5(a) above. If Halsey becomes aware of any circumstances that may cause Halsey to default in its obligation above to deliver such quantities of conforming Commercial Products as Watson orders for any calendar quarter, Halsey shall give Watson prompt written notice describing such circumstances, together with a proposed course of action to remedy such failure.

          (c) Orders. Watson shall make all purchases hereunder by submitting firm purchase orders to Halsey. Each such purchase order shall be in writing in a form reasonably acceptable to Halsey, and shall specify the description of the Commercial Product(s) ordered (e.g. branded or generic product, etc.), the quantity ordered, the price therefor under Section 3.1 below, the place of delivery and the required delivery date therefor, which shall not be less than sixty (60) days after the date of such purchase order. In the event of a conflict between the terms and conditions of any purchase order and this Agreement, the terms and conditions of this Agreement shall prevail.

     1.6. DELIVERY AND ACCEPTANCE.

          (a) Delivery. All Commercial Products supplied under this Agreement shall be shipped F.O.B. Halsey's place of manufacture to such location as designated by Watson in the applicable purchase order. Watson shall pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of Commercial Products purchased by Watson hereunder. Title and risk of loss and damages to Commercial Products purchased by Watson hereunder shall pass to Watson upon delivery to Watson's designated carrier.

          (b) Rejection and Cure. If a shipment of Commercial Products or any portion thereof fails to conform to the applicable Commercial Product Specifications, then Watson shall have the right to reject such nonconforming shipment of Commercial Products or the nonconforming portion thereof, as the case may be. Watson shall give written notice to Halsey of its rejection hereunder, within forty five (45) days after Watson's receipt of such shipment, specifying the grounds for such rejection. The nonconforming shipment of Commercial Products, or the nonconforming portion thereof, shall be held for Halsey's disposition, or shall be

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returned to Halsey, in each case at Halsey's expense, as directed by Halsey.
Halsey shall use its commercially reasonable efforts to replace each nonconforming shipment of Commercial Products, or the nonconforming portion thereof, with conforming Commercial Products as soon as reasonably practicable after receipt of notice of rejection thereof, and in any event shall do so within forty five (45) days after receipt of notice of rejection thereof.

          (c) Warranty. Halsey warrants that (a) Commercial Products manufactured hereunder shall conform with the Commercial Product Specifications;
(b) Commercial Products shall be manufactured hereunder in accordance with all applicable laws and regulations, GMP and the Regulatory Dossier; and (c) the manufacture and sale of Commercial Products by Halsey hereunder, and the use thereof by Watson and its Affiliates contemplated hereby, shall not infringe the patent rights of any Person or constitute a misappropriation of the trade secrets or other intellectual property rights of any Person, except for any such infringement or misappropriation arising directly from Halsey's use of Intellectual Property (excluding for purposes hereof, the Halsey Intellectual Property) (collectively, parts (a), (b) and (c) above comprise the "Limited Warranty"). HALSEY MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMMERCIAL PRODUCTS INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

          (d) Cover. If Halsey fails to timely deliver to Watson the quantity of conforming Commercial Products that Watson orders under any purchase order pursuant to Section 2.5(c) above (subject to the provisions of Section 2.5(b) above), after providing written notice to Halsey, Watson shall have the right to purchase substitute Commercial Products from a third party in substitution for the quantity of conforming Commercial Products which Halsey failed to deliver hereunder. Halsey shall reimburse Watson on demand for the difference between the cost of obtaining such substitute Commercial Products (plus any commercially reasonable charges, expenses or commissions incurred by Watson in connection with effecting cover, and any other reasonable expenses incident to such failure), less the price which would have been due to Halsey for the like quantity of Commercial Products if supplied by Halsey hereunder.

     2.7. Samples. For a period of three (3) years from the date hereof Watson shall pay to Halsey a fixed fee of[____________________________________________]
on the first (1st) day of each calendar quarter for samples. Such obligations shall commence in the first calendar quarter in which Halsey ships samples to Watson in compliance with this Section 2.7. In consideration thereof, during such period Halsey shall supply Watson such reasonable number of samples of Commercial Products as Watson may order, in such packaging as Watson reasonably specifies.

                                    ARTICLE 3
                             PRICE AND PAYMENT TERMS

     3.1. PRICE. Watson shall purchase from Halsey all Commercial Products which are accepted pursuant to Section 2.6 above at a price equal to [___________________________________________________________________]. On each anniversary of the date hereof, Halsey may increase such price to reflect any increase in the Raw Material Cost during the

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preceding year. Such new price shall be effective for all orders received by
Halsey thirty (30) days after written notice of such increase by Halsey to Watson, such notice, showing in reasonably specific detail the calculation of such increase.

     3.2. INVOICING. Upon shipment of Commercial Products to Watson, Halsey shall submit invoices therefor to Watson. Watson shall pay each invoice in full within forty five (45) days after the date of invoice. All payment shall be made in U.S. Dollars.

     3.3. SALES AND USE TAXES. Watson shall be solely responsible for the payment of all federal, state, or local sales, use or value-added tax, excise or similar charge, or other tax assessment (other than that assessed against income), assessed or charged on the sale of Commercial Products sold pursuant to this Agreement.

     3.4. AUDIT RIGHT. Upon the written request of Watson and not more than once in each calendar year, Halsey shall permit an independent certified public accounting firm, selected by Watson and reasonably acceptable to Halsey to have access during normal business hours to such of the records of Halsey as may be reasonably necessary to verify the accuracy of Halsey's calculation of any price increase hereunder for any period ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Watson only whether the calculations are correct or not and the specific details concerning any discrepancies. If such accounting firm concludes that the price increases was overstated during the audited period, Halsey shall reimburse Watson for the amount overpaid by Watson hereunder for such period within thirty
(30) days of the date Watson delivers to Halsey such accounting firm's written report so concluding. The fees and expenses charged by such accounting firm shall be paid by Watson; provided, however, if the audit discloses that the price increase was overstated during the audited period by more than five percent (5%), then Halsey shall pay the reasonable fees and expenses charged by such accounting firm.

                                   ARTICLE 4
                       FURTHER OBLIGATIONS OF THE PARTIES

     4.1. DRUG MASTER FILE, REGULATORY DOSSIERS. Halsey has filed, shall be solely responsible for maintaining, and shall maintain the Drug Master File. Watson shall have the nonexclusive right to reference the Drug Master File in all applicable Regulatory Dossiers for Commercial Products. All such Regulatory Dossiers shall be owned by Watson and Halsey shall have no rights therein except as set forth herein.

     4.2. FACILITY QUALIFICATION. Halsey shall, at no cost to Watson, take all such actions to qualify (and thereafter to maintain qualification of) the facility (or facilities) at which Halsey manufactures Commercial Products hereunder, as required under applicable law in the United States and each other country in which Watson has informed Halsey that Watson intends to sell Commercial Products, to enable Watson to obtain and maintain all applicable Regulatory Dossiers for the Commercial Products.

     4.3. REGISTRATION ASSISTANCE. Upon the reasonable request of Watson, Halsey promptly shall, at no cost to Watson, provide Watson with such information, samples and technical assistance, and otherwise reasonably cooperate with Watson, in connection with the

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preparation, prosecution and maintenance of all applicable Regulatory Dossiers for the Commercial Products.

     4.4. RECALL. In the event either party believes it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to any Commercial Products which were sold by Halsey or its Affiliates to Watson or its Affiliates under this Agreement (a "Recall"), Halsey and Watson shall consult with each other as to how best to proceed, it being understood and agreed that the final decision as to any Recall of any Commercial Product shall be made by Watson; provided, however, that Halsey shall not be prohibited hereunder from taking any action that it is required to take by applicable law. Watson shall bear all costs in connection with any such Recall; provided, however, that Halsey shall reimburse Watson for all reasonable out-of-pocket expenses incurred by Watson in connection with any such Recall attributable to any breach by Halsey hereof, including without limitation, Halsey's failure to manufacture and supply any Commercial Products in accordance with the Limited Warranty.

     4.5. FURTHER OBLIGATIONS OF HALSEY. During the term of this Agreement, Halsey shall:

          (a) At its own expense, promptly respond to all reasonable inquiries from Watson pertaining to the supply of Commercial Product.

          (b) Without limiting the other provisions of this Agreement, use its commercially reasonable efforts at all times to minimize Commercial Product delivery time.

          (c) Furnish to Watson current copies of all issued master batch records, procedures, specifications and methods and standard operating procedures related to the Commercial Product and submit to Watson for written approval prior to implementation any and all proposed changes to the same.

          (d) Obtain Watson's written approval prior to implementing any proposed change in the suppliers of raw material used in the Commercial Products, containers, Packaging, Labeling, Commercial Product Specifications, manufacturing process, testing or the facilities which are related to the manufacturing of Commercial Products.

          (e) Promptly notify Watson of any comments, responses or notices received from the FDA, or other applicable regulatory authorities, which relate to or may impact the Commercial Products or the manufacture of the Commercial Products. At its own cost, obtain and maintain any and all Federal and state regulations and/or licenses with respect to the manufacture, by Halsey, of the Commercial Products.

          (f) Provide ongoing technical product and process support with respect to the Commercial Products.

          (g) Perform stability studies on at least one commercial batch of each Commercial Product per year and provide copies of such stability reports to Watson.

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     4.6. FURTHER OBLIGATIONS OF WATSON. During the term of this Agreement,
Watson shall:

          (a) At its own expense, promptly respond to all reasonable inquiries from Halsey pertaining to the supply of Commercial Products.

          (b) Assume all responsibility for maintaining the ANDA and any supplements thereto, including making additional filings with the FDA.

          (c) Use commercially reasonable efforts to, at its own cost, obtain and maintain any and all Federal and state Regulatory Dossiers and/or licenses with respect to the marketing, sale and distribution of the Commercial Products.

          (d) Promptly notify Halsey of any comments, responses or notices received from the FDA, or other applicable regulatory authorities, which relate to or impact the Commercial Products or the manufacture of the Commercial Products.

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

     5.1. REPRESENTATIONS AND WARRANTIES. Each party hereby represents and warrants to the other party as follows:

          (a) Corporate Existence. Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

          (b) Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

          (c) Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with its performance of this Agreement have been obtained.

          (d) No Conflict. The execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any material contractual obligation of such party.

     5.2. INSURANCE. Halsey and Watson shall maintain comprehensive general liability insurance, including product liability insurance against claims regarding the manufacture of Commercial Products under this Agreement, in such amounts as it customarily maintains for similar products and activities. Each party shall maintain such insurance during the term of this Agreement and thereafter for so long as it customarily maintains insurance for itself for similar products and activities. Each party shall cause the other party to be named as an additional

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insured under such insurance and shall provide the other party proof of such insurance upon request. Each party shall give the other party at least thirty
(30) days notice of any cancellation, termination or change in such insurance. Either party may substitute a self insurance program on notice to the other party with information demonstrating the adequacy of such program.

                                    ARTICLE 6
                                 INDEMNIFICATION

     6.1. HALSEY'S INDEMNITY OBLIGATIONS. Halsey shall defend, indemnify and hold harmless Watson, its Affiliates and their respective successors and permitted assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any and all losses, liabilities, claims, actions, proceedings, damages and expenses (including without limitation reasonable attorneys' fees and expenses) (herein "Damages") relating to or arising (a) from the manufacture of the Commercial Products, (b) any breach by Halsey or its Affiliates of this Agreement, including without limitation, the failure of the Commercial Products to meet the Limited Warranty or (c) any claims, infringement or misappropriation relating to the Halsey Intellectual Property, provided however, Halsey shall have no obligation to indemnify Watson to the extent such Damages relate Halsey's use of the Intellectual Property (other than the Halsey Intellectual Property).

     6.2. WATSON'S INDEMNITY OBLIGATIONS. Watson shall defend, indemnify and hold harmless Halsey and its Affiliates, and their respective successors and permitted assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any and all Damages arising out of (a) the handling, possession, use, marketing, distribution or sale of any Commercial Products by Watson or its Affiliates or any of their distributors or agents following Halsey's or its Affiliate's delivery of the Commercial Products to Watson at Halsey's shipping point, except to the extent such Damages give rise to an indemnification claim of Watson under Section 6.1 above, Section 6.1 of the Active Ingredient Supply Agreement, or Section 7.1 of the Product Purchase Agreement and (b) any claims of infringement or misappropriation relating to the Intellectual Property (other than the Halsey Intellectual Property).

     6.3. INDEMNIFICATION. A party (the "indemnitee") that intends to claim indemnification under this Article 6 shall notify the other party (the "indemnitor") promptly in writing of any action, claim or liability in respect of which the indemnitee believes it is entitled to claim indemnification, provided that the failure to give timely notice to the indemnitor shall not release the indemnitor from any liability to the indemnitee except to the extent the indemnitor is prejudiced thereby. The indemnitor shall have the right, by notice to the indemnitee, to assume the defense of any such action or claim within the fifteen (15) day period after the indemnitor's receipt of notice of any action or claim with counsel of the indemnitor's choice and at the sole cost of the indemnitor. If the indemnitor so assumes such defense, the indemnitee may participate therein through counsel of its choice, but at the sole cost of the indemnitee. The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all reasonable out-of-pocket costs of such assistance shall be for the account of the indemnitor. No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party which shall not be unreasonably withheld; provided that the indemnitee shall have no obligation to consent to

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any settlement of any such action or claim which imposes on the indemnitee any liability or obligation which cannot be assumed and performed in full by the indemnitor, and the indemnitee shall have no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the indemnitor or its insurer.

     6.4. LIMITATIONS ON INDEMNIFICATION. Notwithstanding any contrary provision herein:

     (i) no party shall be entitled to indemnification with respect to any claim or suit to the extent such claim or suit results from (a) its own negligence or willful misconduct, or (b) any action to which it has consented in writing; and

     (ii) neither party shall be liable to the other for any consequential, incidental or indirect damages, including damages for lost profits, loss of opportunity or use of any kind, suffered by the other party, whether in contract, tort or otherwise.

                                    ARTICLE 7
                        RELATIONSHIP BETWEEN THE PARTIES

     7.1 INDEPENDENT CONTRACTOR. The relationship between Halsey and Watson is solely that of buyer and seller, it being understood that each party is acting as an independent contractor for its own account and this Agreement does not establish a joint venture, agency, partnership or employer/employee relationship between the parties. Neither party shall have authority to conclude contracts or otherwise to act for or bind the other party in any manner, whatsoever, as agent or otherwise. Any and all contracts and agreements entered into by either party shall be for that party's sole account and risk and shall not bind the other party in any respect.

                                    ARTICLE 8
                      CONFIDENTIALITY AND PUBLIC DISCLOSURE

     8.1 CONFIDENTIALITY. Except for literature and information intended for disclosure to customers, and except as may be required to obtain government approval to manufacture, sell or use the Commercial Products, each party will treat as confidential the Confidential Information, and will take all necessary precautions to assure the confidentiality of such information. Each party agrees to return to the other party upon the expiration or termination of this Agreement all Confidential Information acquired from such other party, except as to such information it may be required to retain under applicable law or regulation, and except for one copy of such information to be retained by such party's legal department. Neither party shall, during the period of this Agreement or for three (3) years thereafter, without the other party's express prior written consent use or disclose any such Confidential Information for any purpose other than to carry out its obligations hereunder. Each party, prior to disclosure of such Confidential Information to any employee, consultant or advisor shall ensure that such person is bound in writing to observe the confidentiality provisions of this agreement. The obligations of confidentiality shall not apply to information that the receiving party is required by law or regulation to disclose, provided however that the receiving party shall so notify the disclosing party of its intent and cooperate with the disclosing party on reasonable measures to protect the confidentiality of the information.

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     8.2  PUBLIC DISCLOSURE. Except for such disclosure as is deemed necessary, in the reasonable judgment of a party, to comply with applicable laws, no announcement, news release, public statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either party's performance hereunder will be made without the other party's prior written approval, which approval shall not be unreasonably withheld. The parties agree that they will use reasonable efforts to coordinate the initial announcement or press release relating to the existence of this Agreement so that such initial announcement or press release by each is made contemporaneously.

                                    ARTICLE 9
                              TERM AND TERMINATION

     9.1 TERM. Unless terminated earlier pursuant to Section 9.2 below, the initial term of this Agreement shall expire on the date ten (10) years after the date hereof; provided, however, that the term of this Agreement shall be automatically extended for up to two (2) successive additional terms of five (5) years thereafter unless either party gives to the other not less than one (1) year's written notice of termination prior to the expiration of the initial term, or any additional term, of this Agreement.

     9.2  TERMINATION.

          (a) By Either Party. A party shall have the right to terminate this Agreement, upon or after the breach of any material provision of this Agreement by the other party if the other party has not cured such breach within sixty
(60) days after receipt of written notice thereof from the non-breaching party.

          (b) By Watson. Watson shall have the right to terminate this Agreement, on sixty (60) days written notice to Halsey, if Halsey fails to deliver to Watson such quantities of conforming Commercial Products as Watson orders pursuant to Section 2.5(c) above (subject to the provisions of Section 2.5(b) above) for any four (4) out of eight (8) consecutive calendar quarters.

          (c) Effect of Expiration and Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 4.4, and 5.2 and Articles 6 and 8 shall survive any expiration or termination of this Agreement. Upon termination or expiration, each party shall immediately deliver to the other (and cause any of its employees, agents or representatives to so deliver), at such party's expense, all Confidential Information of the other party, including without limitation any and all copies, duplications, summaries and/or notes thereof or derived therefrom, regardless of the format.

                                   ARTICLE 10
                                 MISCELLANEOUS

    10.1 NOTICES. All notices or other communications given pursuant hereto by one party hereto to the other party shall be in writing and deemed given (a) when delivered by messenger, (b) when sent by telecopier, (with receipt confirmed), (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or (d) five

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days after being mailed in the U.S., first-class postage prepaid, registered or certified, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other party):

     If to Watson, to it at:


     Watson Pharmaceuticals, Inc.
     311 Bonnie Circle
     Corona, CA  92880
     Attention: Chief Operating Officer
     Telecopier: (909) 270-1429


     with a copy to:


     Watson Pharmaceuticals, Inc.
     311 Bonnie Circle
     Corona, CA  92880
     Attention: General Counsel
     Telecopier No.: (909) 279-8094


     If to Halsey, to it at:


     Halsey Drug Company, Inc.
     695 N. Perryville Road
     Rockford, Illinois  61107
     Attention: Chief Executive Officer
     Telecopier No.: (815) 399-9710

     10.2 ASSIGNMENT. Neither party shall, without the prior written consent (not to be unreasonably withheld or delayed) of the other party having been obtained, assign or transfer this Agreement to any person or entity, in whole or in part, provided that, each party may assign or transfer this Agreement to any Affiliate or to any successor by merger of such party or its pharmaceutical business, or upon a sale of all or substantially all of such parties assets, or the assets of its pharmaceutical business, without the prior written consent of the other party hereto. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     10.3 SEVERABILITY. If any portion of this Agreement is held invalid by a court of competent jurisdiction, such portion shall be deemed to be of no force and effect and the Agreement shall be construed as if such portion had not been included herein, provided however, if the deletion of such provision materially impairs the commercial value of this Agreement to either party, the parties shall attempt to renegotiate such provision in good faith.

     10.4 ENTIRE AGREEMENT. This Agreement and all Exhibits attached hereto contain the sole and entire agreement and understanding of the parties hereto and their respective Affiliates

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

and representatives related to the subject matter hereof and supersede all oral or written agreements concerning the subject matter made prior to the date of this Agreement.

     10.5 AMENDMENT; WAIVER. This Agreement cannot be amended, changed, modified or supplemented orally, and no amendment, change, modification or supplement of this Agreement shall be recognized nor have any effect, unless the writing in which it is set forth is signed by Halsey and Watson, nor shall any waiver of any of the provisions of this Agreement be effective unless in writing and signed by the party to be charged therewith. The failure of either party to enforce, at any time, or for any period of time, any provision hereof or the failure of either party to exercise any option herein shall not be construed as a waiver of such provision or option and shall in no way affect that party's right to enforce such provision or exercise such option. No waiver of any provision hereof shall be deemed to be, or shall constitute, a waiver of any other provision, or with respect to any succeeding breach of the same provision.

     10.6 GOVERNING LAW, DISPUTE RESOLUTION, ARBITRATION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California and the United States, as though made and to be fully performed therein without regard to conflicts of laws principles thereof.

     The parties shall initially attempt in good faith to resolve any significant controversy, claim, allegation of breach or dispute arising out of or relating to this Agreement (hereinafter collectively referred to as a "Dispute") through negotiations between senior executives of Watson and Halsey. If the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the parties) of notice of the Dispute (the "Executive Resolution Period"), then the parties agree to submit the Dispute to arbitration as provided herein. Unless otherwise mutually agreed by the parties, only if the Dispute is not resolved through negotiations as set forth herein, may a party resort to arbitration.

     All Disputes relating in any way to this Agreement shall be resolved exclusively through arbitration conducted in accordance with the Commercial Arbitration Rule of the American Arbitration Association as then in effect. In the event either party demands arbitration, it shall do so within thirty (30) days after the expiration of the Executive Resolution Period (or any mutually agreed extension) and shall include a request that such arbitration be held within thirty (30) days of such demand. The arbitration hearing shall be held as soon as practicable. The arbitration hearing shall be held in Orange County, California and shall be before a single arbitrator selected by the parties in accordance with the Commercial Arbitration Rule of the American Arbitration Association pursuant to its rules on selection of arbitrators. The arbitrator shall render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible but not more than ten (10) business days after the hearing. In any arbitration, the prevailing party shall be entitled to reimbursement of its reasonable attorneys fees and the parties shall use all reasonable efforts to keep arbitration costs to a minimum.

     10.7 SINGULAR AND PLURAL FORMS. The use herein of the singular form shall also denote the plural form, and the use herein of the plural form shall denote the singular form, as in each case the context may require.

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

     10.8 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

     10.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.



                                                WATSON PHARMACEUTICALS, INC.



                                                  By:/s/ Robert C. Funsten
                                                  Name:
                                                       -------------------------
                                                  Title: Senior Vice President


                                                  HALSEY DRUG CO., INC.


                                                  By:/s/ Michael Reicher
                                                  Name:
                                                       -------------------------
                                                  Title: Chief Executive Officer


                                       15